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                                                                       Exhibit 8
              [TROUTMAN SANDERS MAYS & VALENTINE LLP LETTERHEAD]



                                 July 2, 2001




Bank of Powhatan, N.A.                    TransCommunity Bankshares Incorporated
2320 Anderson Highway                     2320 Anderson Highway
Powhatan, Virginia 23139                  Powhatan, Virginia 23139



        Tax Opinion Regarding Share Exchange of Bank of Powhatan, N.A.
                  With TransCommunity Bankshares Incorporated

Gentlemen:

          You have requested our opinion as to certain federal income tax consequences with respect to the consummation of the proposed exchange of shares of Bank of Powhatan, N.A., a national bank ("Powhatan"), for shares of TransCommunity Bankshares Incorporated, a Virginia corporation and a bank holding company organized under the laws of Virginia ("TransCommunity"), pursuant to the terms and conditions of the Amended and Restated Agreement and Plan of Reorganization, dated as of May 9, 2001 (the "Agreement"), by and between TransCommunity and Powhatan. Our opinion is given pursuant to Section 7(iii) of the Agreement.

                              I.  The Transaction
                                  ---------------

          Pursuant to the Agreement and subject to various regulatory approvals, Powhatan will become a wholly-owned subsidiary of TransCommunity in accordance with the provisions of the Agreement and by means of a share exchange pursuant to Sections 13.1-717 and 13.1-721, respectively, of the Code of Virginia (the "Share Exchange"). TransCommunity will then serve as the parent holding company for Powhatan, which will continue to conduct its business in substantially the same manner as prior to the Share Exchange.

          At the effective date of the Share Exchange, each outstanding share of common stock of Powhatan ("Powhatan Stock"), other than shares held by dissenting shareholders, will be exchanged for and converted into one share of common stock of TransCommunity ("TransCommunity Stock"). Also at the effective date of the Share Exchange, the obligations to holders of any outstanding options for Powhatan Stock will be assumed by TransCommunity under the same terms and conditions applying to those options.

                               II.  Examination
                                    -----------

          In connection with the preparation of this opinion, we have examined such documents concerning the Share Exchange as we have deemed necessary. We have based our conclusions on the applicable provisions of the Internal Revenue Code of 1986 (the "Code") and
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[TROUTMAN SANDERS MAYS & VALENTINE LLP LETTERHEAD]



Bank of Powhatan, N.A.
TransCommunity Bankshares Incorporated
July 2, 2001
Page 2


the regulations promulgated pursuant thereto, each as amended from time to time and existing on the date hereof, as well as existing judicial and administrative interpretations thereof.


          As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement and in the preliminary prospectus of TransCommunity and the preliminary proxy statement of Powhatan, as filed with the Securities and Exchange Commission on July 2, 2001, to be furnished to the shareholders of Powhatan in connection with the solicitation of proxies to be used at the Powhatan shareholders' meeting called to approve the Agreement, as well as the representations recited in Section III hereof.


                       III.  Additional Representations
                             --------------------------

          In connection with the proposed Share Exchange, the following additional representations have been made by officers of TransCommunity and
Powhatan:

          A. The exchange ratio of TransCommunity Stock to outstanding Powhatan Stock is the result of arm's length bargaining. Accordingly, the fair market value of TransCommunity Stock to be received by Powhatan's shareholders will be approximately equal to the fair market value of Powhatan Stock surrendered in exchange therefor.


          B. At least 50% of the value of the shareholders' proprietary interests in Powhatan will be preserved as a proprietary interest in TransCommunity received in exchange for Powhatan Stock. For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the Share Exchange: (i) an extraordinary distribution is made with respect to Powhatan Stock; (ii) a redemption or acquisition of Powhatan Stock is made by Powhatan or a person related to Powhatan; (iii) TransCommunity or a person related to TransCommunity acquires Powhatan Stock for consideration other than TransCommunity Stock;
or (iv) TransCommunity redeems its stock issued in the Share Exchange. Any reference to TransCommunity or Powhatan includes a reference to any successor or predecessor of such corporation, except that Powhatan is not treated as a predecessor of TransCommunity. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 of the code (without regard to the exceptions in Code Section 1504(b)) or they are related as described in
Section 304(a)(2) of the Code (disregarding Treasury Regulation (section) 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition.


          C. Powhatan has no plan or intention to issue additional shares of Powhatan Stock that would result in TransCommunity losing control of Powhatan within the meaning of Section 368(c) of the Code.

          D. TransCommunity has no plan or intention to liquidate Powhatan; to merge Powhatan into another corporation; to cause Powhatan to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or
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[TROUTMAN SANDERS MAYS & VALENTINE LLP LETTERHEAD]


Bank of Powhatan, N.A.
TransCommunity Bankshares Incorporated
July 2, 2001
Page 3


otherwise dispose of any of the Powhatan Stock acquired in the Share Exchange, except for transfers described in Section 368(a)(2)(c) of the Code.

          E. There is no plan or intention to reacquire any of the TransCommunity stock issued in the Share Exchange.

          F. Each party to the Share Exchange will pay its own expenses, if any, incurred in connection with the transaction, except that TransCommunity will pay the cost of printing and mailing the Proxy Statement/Prospectus.

          G. After consummation of the Share Exchange, Powhatan either will continue its historic business in substantially the same manner as it had done before the Share Exchange, but as a wholly-owned subsidiary of TransCommunity, or will use a significant portion of its historic business assets in a business.

          H. No property will be transferred and no liabilities will be assumed in the Share Exchange.

          I. At the time of the Share Exchange, Powhatan will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Powhatan that, if exercised or converted, would affect TransCommunity's acquisition or retention of control of Powhatan, as defined in Section 368(c) of the Code.

          J. The stock options of Powhatan which will be assumed by TransCommunity are held by current directors and employees of Powhatan. Not all current shareholders of Powhatan hold options. The assumption of these options is not separately bargained for consideration for the shares of Powhatan which are being exchanged for TransCommunity shares in the Share Exchange.

          K. TransCommunity does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Powhatan.

          L. Powhatan will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by TransCommunity, nor will TransCommunity directly or indirectly reimburse Powhatan for any payments to dissenters.
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[TROUTMAN SANDERS MAYS & VALENTINE LLP LETTERHEAD]



Bank of Powhatan, N.A.
TransCommunity Bankshares Incorporated
July 2, 2001
Page 4


          M. On the date of the Share Exchange, the fair market value of the assets of Powhatan will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

          N. None of the shares of TransCommunity Stock and no other property received by a shareholder-employee in exchange for Powhatan Stock pursuant to the Share Exchange is compensation for services rendered. In addition, any compensation paid to any shareholder-employee will be for services actually rendered and bargained for at arm's length, or commensurate with a third party arm's length negotiation.

          O. Neither Powhatan nor TransCommunity are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                                 IV.  Opinion
                                      -------

          Based upon the foregoing, and assuming no change in the laws or facts underlying this transaction between the date of this opinion and the date the Share Exchange is completed, we are of the opinion that for federal income tax purposes:

          1. The Share Exchange will constitute and qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, to which TransCommunity and Powhatan will each be a party.

          2. No gain or loss will be recognized by TransCommunity or Powhatan as a result of the Share Exchange.

          3. No gain or loss will be recognized by the shareholders of Powhatan to the extent they receive solely TransCommunity Stock in exchange for their shares of Powhatan Stock.

          4. The tax basis for TransCommunity Stock received by the shareholders of Powhatan will be the same as the tax basis of Powhatan Stock surrendered in exchange therefor.

          5. Provided that the Powhatan Stock is held as a capital asset, the holding period of TransCommunity Stock received by the shareholders of Powhatan will include the period during which the Powhatan Stock surrendered in exchange therefor was held.
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[TROUTMAN SANDERS MAYS & VALENTINE LLP LETTERHEAD]


Bank of Powhatan, N.A.
TransCommunity Bankshares Incorporated
July 2, 2001
Page 5


          This opinion is limited to the federal tax laws of the United States of America and is expressed as of the date hereof. This opinion also is limited to the matters expressly stated, and no opinion is implied or may be inferred beyond such matters. We do not assume any obligation to update or supplement this opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in law which hereafter occurs.

          This opinion is made in connection with the Share Exchange and is solely for the benefit of TransCommunity, Powhatan and Powhatan's shareholders. This opinion may not, without our prior written consent, be otherwise distributed or relied upon in any other manner or by any other person, filed with any other government agency or quoted in any other document.

                              Very truly yours,


                                 /s/ Troutman Sanders Mays & Valentine LLP